Exhibit 13(b)

ANDRES RUBIO FLORES
     Notary Public
     8th Notary Public's Office
     Santiago de Chile

March 27, 2001                                              Record No. 1084/2001

  STOCK PURCHASE AGREEMENT ON SOCIEDAD MATRIZ BANCO DE CHILE S.A. AND BANCO DE
            CHILE, JOINT AND SEVERAL GUARANTEE AND COMMERCIAL PLEDGE

                      LQ INVERSIONES FINANCIERAS S.A. ET AL

                                       AND

                         CONSORCIO FINANCIERO S.A. ET AL

The parties individualized hereinbelow have appeared in my presence, ANDRES RUBIO FLORES, attorney at law, Acting Notary Public of the 8th Notary Public's Office in Santiago of RENE BENAVENTE CASH, domiciled at # 354 Morande Street, floor 7, District of Santiago, on March 27, 2001: 1) Mr. JUAN BILBAO HORMAECHE, a Chilean citizen, married, commercial engineer, National Id. Card No. 6.348.511-K; and Mr. PATRICIO PARODI GIL, a Chilean citizen, married, commercial engineer, National Id. Card No. 6.661.203-8, both hereby acting on behalf of, as it shall be evidenced of: CONSORCIO FINANCIERO S.A. Tax Id. No. 79.619.200-3; COMPANIA DE SEGUROS DE VIDA CONSORCIO NACIONAL DE SEGUROS S.A., Tax Id. No. 99.012.000-5; COMPANIA DE SEGUROS DE VIDA VITALIS S.A., Tax Id. No. 96.848.220-3; COMPANIA DE SEGUROS GENERALES CONSORCIO NACIONAL DE SEGUROS S.A., Tax Id. No. 96.654.180-6; Mr. CARLOS LARRAIN PENA National Id. Card No. 4.666.606-2; Mr. LUIS ALBERTO FERNANDEZ LEON, National Id. Card No. 3.190.818-3; Mrs. MARIA ELENA RIESCO ZANARTU, National Id. Card No. 3.720.768-3; Mr. CARLOS RICARDO CRUZAT IRRARAZABAL, National Id. Card No.

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6.284.814-6; Mrs. MARIA AMANDA SARA IRARRAZABAL LARRAIN, National Id. Card No.
2.441.187-7; INVERSIONES Y RENTAS SANTA IRIS LIMITADA, Tax Id. No. 86.994.900-0; la SUCESION DE DON CARLOS CRUZAT PAUL, Tax Id. No. 1.884.439-7 and INVERSIONES SAN ANDRES LIMITADA, Tax Id. No. 78.322.750-9; for these purposes, all the aforementioned parties domiciled at # 180 El Bosque Sur Avenue, floor 3, Las Condes district, on the one hand, in their capacity of sellers, hereinafter collectively and indistinctly designated the "Sellers"; and on the other, as buyer: 2) Mr. ANDRONICO LUKSIC CRAIG, a Chilean citizen, married, entrepreneur, National Id. Card No. 6.062.786-K, hereby acting on behalf of LQ INVERSIONES FINANCIERAS S.A., an investment company, Tax Id. No. 96.929.880-5, hereinafter also indistinctly designated the "Buyer"; QUINENCO S.A., an investment company, Tax Id. No. 91.705.000-7, hereinafter also designated the "Joint and Several Debtor", and INVERSIONES HIDROSUR LIMITADA, an investment company, Tax Id. No. 79.871.250-0, hereinafter also designated "Hidrosur", all the aforementioned of legal age and domiciled in this city at # 20 Enrique Foster Sur Street, Floor 14, Las Condes district, who have evidenced their relevant identities by means of the identity cards already specified hereinabove and represent as follows:

That they have subscribed and entered into this Stock Purchase Agreement on Sociedad Matriz Banco de Chile S.A., hereinafter designated "SM Chile" and Banco de Chile, and Joint and several guarantee and Pledge, hereinafter referred to as the "Purchase Contract", which shall be ruled as per the legal regulations currently in force and, particularly by the clauses and provisions specified hereinbelow:

ONE: STOCKS AND PROMISE TO SELL

1.1) For all the purposes of this Purchase contract, Sellers are members of a group of shareholders of SM-Chile and Banco de Chile, the name and composition of which is as follows: Grupo Consorcio: Consorcio Financiero S.A.; Compania de Seguros de Vida Consorcio Nacional de Seguros S.A.; Compania de Seguros de Vida Vitalis S.A.; Compania de Seguros Generales Consorcio Nacional de Seguros S.A.; Carlos Larrain Pena; Luis Alberto Fernandez Leon; Maria Eliana Riesco Zanartu; Carlos


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      Ricardo Cruzat Irarrazabal; Maria Amanda Sara Irarrazabal Larrain;
      Inversiones y Rentas Santa Iris Limitada; la Sucesion de Don Carlos Cruzat Paul and Inversiones San Andres Limitada. The origin of this group of shareholders stems from the definitions of the Shareholders Agreement subscribed by the so-called Penta, Familia Cuneo/Solari, Moreno, Consorcio and Larrain Groups with respect to the shares owned by them in SM Chile and Banco de Chile, as evidenced in a private deed dated November 22, 1999.

1.2) The stocks subject matter of this Purchase contract, hereinafter referred to as the "Shares" are as follows:

      Grupo Consorcio: 61,056 shares of SM Chile - Series A; 560,889,435 shares of SM Chile - Series B; 8,867,490 shares of SM Chile - Series D; 2,257,128 shares of SM Chile - Series E; and 63,298,037 shares of Banco de Chile, as evidenced in the titles specified under Exhibit A herein. Exhibit A shows a breakdown of shareholders, shares and their relevant title numbers, which has been duly signed by the parties and accounts for an integral part of this Purchase contract and is formalized at the end of the records corresponding to the current month under number 112.

1.3) Sellers hereby represent that Shares are free from all encumbrances, pledges, usufruct, charges, restrictions, attachments, legal actions, resolutory, third-parties preemptive rights, prohibitions or limitations to property of any nature or character whatsoever, that might affect the selling or transfer thereof to Buyer; likewise, Shares are fully paid and shall grant Buyer the economic and political rights provided under the articles of incorporation of SM Chile and Banco de Chile and Law 18.041, whereby Sellers become liable for clearing title in compliance with the applicable legal framework.

1.4) On January 31, 2001, the members of Banco de Chile's and SM Chile's controlling shareholders agreement, which Sellers are part of, subscribed a promise to sell agreement with Buyer, which is entitled "Promise to Sell Stock Contract from Sociedad Matriz Banco de Chile S.A. and Banco de Chile, Joint and several guarantee and Commercial Pledge", hereinafter designated "Promise to Sell", by virtue of which the parties undertook to subscribe this Purchase contract regarding


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      the shares of SM Chile and Banco de Chile, which the shares specified under paragraph 1.2) hereinabove are part of. The aforementioned Promise to Sell was formalized at this Notary Public's Office on February 1, 2001, under record number 7.

TWO: Purchase contract

2.1) Sellers, on their own behalf or duly represented herein as specified in the preamble hereof, hereby sell, assign and transfer to LQ Inversiones Financieras S.A., the representative of which - Mr. Andronico Luksic Craig
      - in turn hereby buys, accepts and acquires the shares individualized in paragraph one in the foregoing clause.

2.2) This purchase and transfer of Shares and their relevant prices shall encompass all holdings and rights related to net worth; revaluations; accumulated earnings; retained earnings and other reserve or corporate funds of any nature, purpose or denomination whatsoever, including those retained in any undistributed fund and even though there are agreements yet to be fulfilled for distribution thereof or belong in any manner whatsoever to shares' holders, either resulting from the current or previous years, with the exception of the dividends distribution to be agreed upon as part of shareholders meetings of SM Chile and Banco de Chile, to be held on March 29, 2001, which as specified under paragraph 3.9) hereinbelow, are owned by Sellers. Furthermore, the parties hereby acknowledge that the agreed price for Shares includes pending or future options that Sellers might exercise for any reason whatsoever, even for the purposes of underwriting pay shares and all and every pay-free shares the distribution of which and charge to build-up funds is agreed upon, whichever their nature and denomination may be.

2.3) The parties hereto place on record that, on a joint basis with the subscription of this Purchase contract, Buyer has also subscribed a number of purchase contracts for shares of Banco de Chile and SM Chile, joint and several guarantee and commercial pledge agreements, hereinafter designated "Shareholder Agreement Contracts" with further groups of shareholders being part of the current major shareholders agreement of Banco de Chile, also referred to as Grupo Penta; Grupo Familia


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       Cuneo/Solari; Grupo Moreno and Grupo Larrain, by virtue of which, said groups of shareholders have sold the shares of SM Chile and Banco de Chile owned thereby to Buyer, as per terms and conditions essentially identical to those provided under this Purchase contract.

2.4) Transfer of ownership of the Shares is hereby granted on a symbolic basis by means of the handing over by Sellers to Buyer of the titles representing the Shares specified under Exhibit A, by virtue of which Sellers are entitled and willing to transfer the aforementioned property and Buyer intends and is willing to acquire such property.

THREE: PRICE

3.1 The unit price of each of the shares subject matter of this contract, as expressed in Chilean pesos, is as follows: SM Chile - Series A: CLP 19.242316; SM Chile - Series B: CLP 58.940225; SM Chile - Series D: CLP 56.670464; SM Chile - Series E: CLP 35.786619; and Banco de Chile:
       35.819619.

3.2 Consequently, the total price of the shares subject matter of this Purchase contract amounts to CLP 35,910,735,876 equivalent - to the subscription date of this document - to UF(1) 2,270,072.81, a sum that Buyer hereby pays and shall pay as follows:

3.2.1. By means of CLP 12,704352,271, equivalent to date to UF 803,097.01, which Buyer hereby pays in cash to Sellers, who in turn, hereby acknowledge receipt to their entire satisfaction and hence issue the relevant receipt therefor.

3.2.2. By means of the equivalent in Chilean pesos of UF 1,466,975.80, which Buyer hereby undertakes to pay within a maximum term of twenty-four (24) months as of the date herein, that is to say, on March 27, 2003 at the latest.

3.3 The balance of the price specified under paragraph 3.2.2 shall accrue, as of the date of this Purchase contract, an interest amounting to an annual 8.5% rate / on a 360-day base, payable on a bi-annual basis, according to the payment schedule detailed hereinbelow: a) Installment No. 1: falling due on September 27, 2001; b) Installment No. 2: falling due on March 27, 2002; c) Installment No. 3: falling due

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(1)   Translator's note: UF - Unidad de Fomento, a Chilean, non-physical indexed monetary unit.

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      on September 27, 2002; d) Installment No. 4: falling due on March 27,
      2003.

3.4 In the event of a default situation or simple delay in the payment of any interest installment whatsoever, either partial or total, Sellers shall be entitled to accelerate and request Buyer payment of the entire outstanding price balance as of the date of default or delay and accordingly, as of such date and until actual payment, accrued in the maximum legal interest permitted by law for adjustable operations, as calculated over the basis of the total amount of outstanding price balance plus the interests accrued to the date of the default situation or simple delay, all of which shall be subject to compounding. The same default rate of interest shall accrue in the event of a default situation or simple delay in the payment of the price balance principal.

3.5 Buyer is hereby entitled to make a voluntary advance payment or partial payments on the price balance whenever it deems so appropriate and as long as the obligation to pay the price balance and the relevant interests have not fallen due. Once due, Sellers shall not be obligated to receive partial advance payments for amounts lower than twenty-five (25%) of the relevant outstanding obligation. Partial advance payments, of any nature whatsoever, shall be allocated to regular or interest on arrears, as the case may be, and as accrued to payment date and the balance, if any, shall be allocated to the principal. At all events, Buyer hereby undertakes to make any voluntary advance payment or partial payments on the price balance on a prorated and simultaneous basis regarding all and every Shareholder Agreement Contracts.

3.6 Should the voluntary advance payment or partial payments on the price balance be carried out within an 18-month term as of subscription date of this Purchase contract, Buyer shall also pay Sellers a further charge on the advance payment amount equivalent to applying an annual 8.5% rate of interest over its value in Unidades de Fomento for the remaining period until the 24-month term agreed upon for payment of the price balance falls due, less its current value according to an annual 7.4% rate, based upon the formula and example provided under Exhibit B, which, duly signed by the parties hereto, is an integral part of this instrument and is notarized at the end of these records under number 112. Any voluntary advance


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      payments or partial payments carried out after the last day in month 18 as of subscription of this Purchase contract shall not be subject to the aforementioned further charge, regardless of the allocation thereof provided by the law.

3.7 Payment of the amounts expressed in Unidades de Fomento shall be carried out in Chilean Pesos according to the rate of exchange for such monetary unit reported by the Chilean Central Bank, effective on actual payment date.

3.8 Should the Unidad de Fomento be eliminated or rendered null and void, the price balance shall be adjusted as per the rate superseding it or, otherwise, as per the variation shown by the Consumer Price Index, as reported by Instituto Nacional de Estadisticas (National Statistics Bureau) between the last day of the month prior to the event or act abrogating or rendering Unidad de Fomento null and void and the last day of the month prior to price balance payment, calculated according to the principal thereof based upon its equivalent in Chilean pesos as per Unidad de Fomento last known value.

3.9   The parties hereby place on record as follows:

3.9.1 As a result of the subscription of this Purchase contract on today's date, moment at which the relevant rights of the shareholders of SM Chile and Banco de Chile are already established for the following meetings of shareholders of both companies, as summoned for Mach 29, 2001 and as part of which agreements shall be reached on the adoption of the balance sheets and financial statements corresponding to the fiscal year ended on December 31, 2000 and whereby the dividends of the Shares agreed to be distributed during such meetings shall be collected by Sellers, the amount of such dividends yet to be paid to Sellers was deducted from the price and first allocated to the interests referred to under item 3.9.2 hereinbelow.

3.9.2 Based upon what provided under paragraph 3.3 in the Promise to Sell, the price of the Shares subject matter of this Purchase contract has been adjusted and the amount accounting for annual 5% interests / 360-day base accrued between January 25, 2001 and the date herein has been compounded. The aforementioned amount, as specified in the item hereinabove, has been allocated to the dividends yet to be paid to Sellers and the price installment paid in cash herein has been adjusted accordingly. The value resulting from the adjustments referred to under paragraphs


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      3.9.1 and 3.9.2 is evidenced by the Shares unit price provided under paragraph 3.1 hereinabove.

FOUR: MANDATORY ADVANCE PAYMENT

4.1 Quinenco S.A. affiliate, namely Inversiones Hidrosur Limitada, owns 32,365,881 shares evidenced by title No. 221,409, currently equivalent to approximately to a 13.68% stake of the shares issued by Empresa Nacional de Telecomunicaciones S.A., hereinafter also designated "ENTEL Shares".

4.2 Provided that Hidrosur actually sells ENTEL Shares to an unrelated third party, Buyer hereby undertakes to make an advance payment to Sellers, amounting to the total net price (gross price less fees and expenses directly stemming from the sale) of the sale of ENTEL Shares, as provided under a purchase contract for all or part of the ENTEL Shares subscribed between Hidrosur and an unrelated third party, irrespectively of the time, manner, terms and conditions provided for paying the price established under the aforesaid contract. Should the sale prince of ENTEL Shares be paid in cash, the relevant advance payment shall be carried out in cash within the 3-banking working days following the subscription date of the ENTEL Shares Purchase contract and, should the price payment be made in installments, the advance payment shall be performed within the 5-banking working days following said date and the aforesaid advance payment shall be credited to the price balance referred to under paragraph 3.2.2. In the aforementioned cases, the special charge provided under paragraph 3.6 hereinabove shall not be applicable, and advance payment shall be allocated to the interests accrued as of the date of said advance payment and the balance thereof shall be allocated to the principal. At all events, Buyer hereby undertakes to make any advance payments on the price balance by virtue of this provision on a prorated and simultaneous basis regarding all and every Shareholder Agreement Contracts.

FIVE: SURETIES. Each and every obligation undertaken by Buyer by virtue of this document shall be secured as follows:

5.1   Guarantee and Joint and Several Debt by Quinenco S.A.


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5.1.1 Quinenco S.A., hereby represented by Mr. Andronico Luksic Craig, already individualized in the preamble hereof and duly authorized by the Board of Directors of the company he represents, hereby grants a guarantee and joint and several debt in favor of Sellers, who in turn accept it, regarding all and every main and accessory obligations undertaken by its affiliate, LQ Inversiones Financieras S.A. in its capacity as Buyer by virtue of this Purchase contract, thereby becoming subject to the terms and conditions its guaranteeee is bound to and acting on a joint and several basis as to obligations as if it were the debtor itself, which shall particularly encompass payment of the price balance and accessory payments.

5.1.2 Joint and several debtor hereby accepts all extensions, renewals, increases or modifications that might affect the obligations of Buyer as a consequence of this instrument, with no observations or exclusions whatsoever and keeping its joint and several liability until all and every secured obligations, irrespective of the nature thereof, are fulfilled by the original party hereto.

5.1.3 The amounts actually paid by Quinenco S.A. in its capacity of guarantor and joint and several debtor shall entitle it to subrogate against Buyer, yet subordinating and postponing its rights until all Sellers receive full payment, both as a result of pledged shares exercise and regarding the general pledge right of Sellers.

5.2   Commercial pledge and prohibition to encumber and transfer of shares.

5.2.1 In order to secure each and every principal and accessory obligations undertaken by Buyer by virtue of this contract, particularly concerning payment of the price balance agreed upon under paragraph 3.2.2, adjustments, regular interests, interest on arrears and judicial fees thereof, if any, Buyer hereby grants a commercial pledge in favor of Sellers, who in turn accept this pledge, as per Title 15, Second Book of the Code of Commerce, on all and every Shares as individualized under paragraph 1.2, as well as a prohibition to encumber and transfer said Shares without the prior authorization in writing from Sellers.

5.2.2 Buyer hereby makes available to Sellers, through its representative, who in turn receive and accept on behalf thereof, titles No. 16318-10 accounting for 63,298,037 shares of Banco de Chile; and titles No. 1009497-06 accounting for 61,056 shares of SM Chile - Series A; No. 1056010-01 accounting for 560,889,435 shares of SM


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      Chile - Series B; No. 38975-07 accounting for 8,867,490 shares of SM Chile
      - Series D; and No. 30043-08 accounting for 2,257,128 shares of SM Chile - Series E of SM Chile, which represents Buyer's and joint and several debtor's intention and capacity to transfer the pledge right over the shares and Sellers' and pledgees' willingness and capacity to receive them as a surety for all and every principal and accessory obligations of Buyer stemming from this document, particularly to secure price balance, adjustments and regular and interest on arrears, including costs of any nature whatsoever, if any, all the aforementioned as per the terms and conditions provided in this contract. Likewise, it is expressly placed on record that on this date, the authenticating Notary Public has notified SM Chile and Banco de Chile general managers on the commercial pledge granted herein and has further registered it in the relevant Stockholder
      Registers.

5.2.3 As a result of Shareholder Agreement Contracts by virtue of which Buyer has granted a commercial pledge in favor of the other member groups of Banco de Chile's major shareholders agreement, on the shares sold by every of these shareholders, in order to secure all Buyer's obligations and particularly the payment of the relevant price balances and accessory payments and, taking into consideration that in Sellers' interest, an adequate surety should be made available so as to secure faithful and timely payment of all and every price balances owed by Buyer, the parties hereby agree that in the event all the shares pledged by Buyer in favor of the shareholder groups mentioned hereinabove and of Sellers as a consequence of this contract and shareholders agreement contracts account, for any reason and at any time, for a percentage lower than 35% of all the political and voting rights of Banco de Chile, or a percentage below the number of shares it holds at the company resulting from any merger or arising out of a capital increase of Banco de Chile, the amount equivalent to the current 35% of all the political and voting rights of Banco de Chile, Buyer shall supplement the relevant surety at Sellers' request so that a debt - surety ratio amounting to 1:1 is kept. Consequently, a commercial pledge shall be granted on a prorated and simultaneous basis concerning this Purchase contract and all and every Shareholders agreement contracts, on other shares of corporations based upon their market value, so that the outstanding balance of the


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      debt resulting from the price balance is always secured by a stock pledge whereby the market value of the shares subject matter of this stock pledge is not lower than the total outstanding price balance. Pledged shares "Market value"o shall be construed as the average weighed stock exchange transaction value thereof over the last 60-day period. As to the shares required to supplement this surety, they should preferably correspond to SM Chile and/or Banco de Chile, or to other public stock corporations, in the latter case, at Sellers' satisfaction. Surety should be supplemented within a 60-day term as of requirement from Sellers.

5.2.4 Concerning the dividends of pledged shares, they shall belong to their relevant owners, however, the following exceptions shall be applicable: a) Whenever the price balance and/or the interests thereof as provided under clause three in this instrument and secured by means of the pledge fall due and, regardless of the collection procedures related to price balance and/or its interests that pledgees might undertake, dividends shall belong to Sellers. Consequently, Sellers shall charge and collect them directly from issuer company and then credit and allot them as per general norms; and b) Should all the shares pledged by Buyer in favor of the shareholder groups individualized under paragraph 2.3 and in favor of Sellers by virtue of this contract and shareholders agreement contracts account - at any time - for a percentage lower than 35% of all the political and voting rights of Banco de Chile, or a percentage below the number of shares it holds at the company resulting from any merger or arising out of a capital increase of Banco de Chile, the amount equivalent to the current 35% of all the political and voting rights of Banco de Chile, and should the debt
      - surety ratio be lower than 1:1, then dividends shall only be collected by Buyer if duly authorized by Seller. Should no authorization be available, the relevant dividends shall belong to Sellers, who shall be entitled to charge and collect them directly from issuer company, in which case, they shall take a renewable 30-day term deposit at Banco de Chile until the debt - surety ratio regains the 1:1 level. Furthermore, should this 1:1 debt - surety ratio fails to be regained within the aforementioned 60-day term as of requirement to Buyer from Sellers, the latter shall be entitled to and shall collect, credit and allocate the amount of the aforesaid deposit to the price balance, according to general rules of business.


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      Should the surety be supplemented within the term mentioned hereinabove, the term deposit shall be rendered to Buyer.

5.2.5 For the purposes of charging and collecting Shares dividends, in the cases and under the terms and conditions provided under items a) and b) in paragraph 5.2.4 hereinabove, Buyer hereby grants a special and irrevocable power of attorney to Empresas Penta S.A., which shall be entitled to proceed by means of any of the representatives thereof, entitling it to charge, collect and perceive the dividends of issuer company shares, as well as to credit and allocate them to the price balance owed by Buyer, if applicable. This power of attorney has an irrevocable character, as per the terms and conditions provided under article 241 in the Code of Commerce and is granted for the benefit of the grantor, consequently, it shall remain in full force for the entire period along which the pledge referred to under paragraph 5.2 is effective. Furthermore, this power is totally free, as a result of which, the representative shall not receive any compensations whatsoever when acting in such capacity. Should Buyer revoke the power granted in the paragraph hereinabove or should it be terminated for any other causes attributable to Buyer, Sellers shall be then entitled to exercise, either individually or on a joint basis, all those rights and actions granted thereto so as to claim compensation for any loss resulting from the aforementioned situation and affecting Sellers. Neither the granting of this power, nor the termination thereof shall terminate or restrict the pledge subject matter of this document in any manner whatsoever, which shall remain in full force for as long as any portion of the secured price balance remains unpaid, all of which, notwithstanding what provided under article 2.401 in the Civil Code.

5.2.6 Should partial advance payments of the price balance take place, either voluntary or mandatory, Sellers shall release the pledge and prohibition to encumber and transfer on a pro rata basis with the advance payment amount, unless the situation specified under paragraph 5.2.3 occurs.

5.3   Inversiones Hidrosur Limitada's Guarantee.

5.3.1 Hidrosur, hereby duly represented by Mr. Andronico Luksic Craig, hereby grants a joint and several guarantee in favor of Sellers, who in turn hereby accept this guarantee, for the purposes of securing the advance payment obligation undertaken


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      by Buyer by virtue of clause four of this contract, a surety that shall be limited to the net sales value of ENTEL Shares to an unrelated third party.

5.3.2 Hidrosur's joint and several guarantee shall be enforced in the event that, once ENTEL Shares have been sold to an unrelated third party, Buyer fails to pay Sellers an amount equivalent to the entire net sales price of said shares. Accordingly, Seller shall be entitled to request payment of the price balance on an equally advanced basis as per the provision under paragraph 7.3 hereinbelow.

5.3.3 Should Hidrosur sell or transfer ENTEL Shares in any manner whatsoever to a related party or company, on a joint basis with transfer, it shall undertake the obligation of becoming joint and several guarantor under the same terms and conditions as specified hereunder. Failure to do so under the aforementioned terms and conditions shall be construed as transfer being done to an unrelated third party and, hence, the advance payment obligation provided under clause four hereinabove shall be executed.

SIX: OTHER OBLIGATIONS OF BUYER AND JOINT AND SEVERAL DEBTOR

As long as the price balance payment remains outstanding, Buyer and Joint and Several Debtor undertake before Sellers strict compliance of the obligations specified hereinbelow:

6.1 Providing Sellers' representative, as appointed under clause sixteen herein, hereinafter designated the "Representative" with quarterly consolidated financial statements as per the FECU format, within a 30-consecutive day term as of the end of the relevant quarter in the case of Buyer and within the same term established for such purposes by the Superintendence of Securities and Insurance in the case of Joint and Several Debtor. On the other hand, Buyer and joint and several debtor shall provide Representative with their general balance sheet and consolidated financial statements on December 31 every year, including their corresponding comments. The aforementioned documents shall be duly audited and shall encompass the comments of their external auditors, all of which shall be made available within a 120-day term as of the end of the corresponding fiscal year.

6.2 Keeping an individual indebtedness level as part of which the Financial Debt/Total Capitalization ratio shall not exceed 0.45 times. For the purposes of calculating this


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

      ratio, Financial Debt shall be understood as the addition of lots 21,010; 21,015; 21,020; 21,025; 21,030; 21,060; 21,075; 22,010; 22,020; 22,030;
      22,040 & 22,045 of each individual debtor's FECU. In turn, Total Capitalization shall be understood as the addition of individual Net Worth and Financial Indebtedness.

6.3 At all moments, keeping a minimum individual net worth amounting to UF 33 million.

6.4 By the end of every fiscal quarter, keeping a consolidated indebtedness level whereby the Financial Debt/Total Capitalization ratio does not exceed 0.6 times. To calculate this ratio, Financial Debt shall be understood as the addition of lots 21,010; 21,015; 21,020; 21,025; 21,030;
      21,060; 21,075; 22,010; 22,020; 22,030; 22,040 & 22,045 of debtor's consolidated FECU, plus the credit resulting from the price balance arising from this Purchase contract, unless such credit were included in previous lots. In turn, Total Capitalization shall be construed as the addition of consolidated Net Worth and individual Financial Indebtedness, plus Minority Interest. Should Quinenco S.A. be forced to consolidate its financial statements - consolidated FECU - with Banks or Financial Institutions as per the definition provided on that regard under articles 40 and 112, respectively in the General Bank Law (Decree with the Force of a Law No. 3.997) and/or with SM Chile or the Company managing the subordinated debt of Banco de Chile S.A. (SAOS), calculation of the aforementioned ratio shall not encompass any liability or obligation made part of the consolidated FECU originating in a Bank or Financial Institution and/or SM Chile and SAOS, with which the Joint and several Debtor is forced to undertake consolidation. Failure to comply with this obligation shall not result in a right to require advance payment of the credit subject matter of this document, but shall prevent Buyer and Joint and Several Debtor, from getting into further indebtedness, acquiring shares issued thereby, distributing dividends in excess of the amount provided under the dividend policy in force during such fiscal year and from carrying out further investments with other companies as long as failure to comply remained by the end of the following fiscal quarter (two consecutive FECU).

6.5 Obtaining from Sellers their prior authorization in writing, should Buyer and/or

      Joint and Several Debtor intend to merge, in any manner whatsoever, divide or dissolve, an authorization that shall not be denied without due justification, in which case Buyer and Joint and Several Debtor shall resort to an arbitrator.

6.6 Obtaining the subordination of all the credits corresponding to parties related to the entrepreneurial group to which Buyer and Joint and Several Debtor belong, so that the credit accounting for the price balance as specified under paragraph 3.2.2 hereinabove, the adjustments, regular interests, interest on arrears and costs thereof, if any, is billed and paid on a preferred basis to any of such related credits. The obligations referred to under paragraphs 6.2, 6.3, 6.4 hereinabove shall only be applicable to Joint and Several Debtor.

SEVEN: CAUSES FOR ACCELERATION

Should any of the causes for credit acceleration related to Shares' sales price balance and term expiry specified hereinbelow take place, Sellers shall be entitled to request, at their sole discretion, advance payment of the entire credit and, hence, the relevant obligation shall be deemed as due:

7.1 Should Buyer fail to pay any of the biannual interest installments provided under paragraph 3.3 hereinabove accruing from the price balance.

7.2 Should Buyer breach the obligation of not encumbering or transferring all or part of the Shares being pledged herein and/or the shares used for supplementing the surety in case the 1:1 debt - surety ratio be reduced of fail to furnish a further surety on a timely and due basis so that the debt - surety ratio is regained.

7.3 Should Buyer or Hidrosur fail to pay Sellers an amount equal to the total net sales price of ENTEL Shares in advance as per the terms, conditions, manner and timeframe provided under paragraph 4.2 hereinabove, concerning paragraphs 5.3.2 and 5.3.3 herein.

7.4 Should Buyer, Joint and Several Debtor and/or Hidrosur file for bankruptcy or take the steps for a judicial or extrajudicial settlement.

7.5 Should, concerning Buyer, Joint and Several Debtor and/or Hidrosur, a legal action be filed for judicial collection purposes based upon the executive procedure, the amount of which is in excess of 5% of the total net worth of the relevant company and should this company fail to challenge the origin and/or truthfulness of such claim for collection or the filing for bankruptcy, by means of written and supported background before the relevant courts of justice, within the corresponding legal timeframe for challenging purposes.

7.6 Should the entrepreneurial group known as Grupo Luksic, current major stockholder of Buyer's, Joint and Several Debtor's and Hidrosur's loose control of Buyer or Banco de Chile or the exclusive control of the Joint and Several Debtor or Hidrosur for any reason whatsoever that is either attributable to such entrepreneurial group or not, without prior authorization in writing from Sellers.

7.7 Should, as per the Bond Issuance Contract subscribed by Quinenco S.A. and Banco Bice by means of a public deed granted before Santiago Notary Public Mr. Felix Jara Cadot on May 9, 2000, modified by means of a public deed dated June 9, 2000, granted before the same Notary Public, advance payment of such bonds be requested as a result of any cause whatsoever.

7.8 Should Buyer or Joint and Several Debtor fail to comply with any of the obligations provided under clause six hereinabove and fail to overcome such breach within the 90 days following such occurrence, unless such situation results from a cause attributable to Buyer or Joint and Several Debtor, in which case the aforementioned term shall be reduced to 60 days. Whenever Sellers exercise the right to accelerate payment of the price balance, according to what agreed in this clause, they shall be entitled to collect and perceive the interest on arrears referred to under paragraph 3.4 herein, as per the terms and conditions specified herein.

EIGHT: STATEMENTS AND OTHER OBLIGATIONS OF SELLERS

Sellers hereby make the following representations and undertake obligations as follows:

8.1 That there are no other contracts, agreements, options, rights or any other titles of any nature whatsoever aimed at acquiring the shares subject matter of this contract and that there is no agreement pending to be executed regarding the issuance of pay-free shares or effective options aimed at underwriting any cash shares.

8.2 That this Purchase contract does not violate any particular or public agreements or contracts among the current shareholders of the companies issuing the Shares.

8.3 Grupo Consorcio shall be subject to a prohibition to acquire shares accounting for over 0.6% of the shares issued by Sociedad Matriz Banco de Chile and/or 0.6% of the political or voting rights of Banco de Chile for a period of two years as of subscription of this contract. Likewise, the aforesaid group shall be subject to a prohibition to acquire shares accounting for over 0.5% of the shares issued by Banco de A. Edwards for a period of two years as of subscription of this contract.

NINE: STATEMENT OF BUYER

Buyer hereby places on record that it has subscribed this contract by taking into consideration, among other background, the financial statements of Sociedad Matriz Banco de Chile S.A. and Banco de Chile, prepared as of September 30, 2000.

TEN: AUTHORIZATION FROM THE SUPERINTENDENCE OF BANKS AND FINANCIAL INSTITUTIONS

10.1 It is hereby placed on record that by means of letter No. 09-1592 dated December 14, 2000, the Superintendence of Banks and Financial Institutions authorized Quinenco S.A. and its affiliate, LQ Inversiones Financieras S.A. to acquire as much as 51% of the stocks of Banco de Chile by acquiring the shares of Sociedad Matriz Banco de Chile S.A. and Banco de Chile, as per what provided under article thirty-six of the General Bank Law.

10.2 It is hereby placed on record that by means of letter No. 00-240 dated January 11, 2001, the Superintendence of Banks and Financial Institutions authorized LQ Inversiones Financieras S.A. to acquire as much as 55% of the stocks of Banco de Chile, as per what provided under article thirty-six of the General Bank Law.

10.3 It is hereby placed on record that by means of letter No. 00-241 dated January 11, 2001, December 14, 2000, the Superintendence of Banks and Financial Institutions authorized LQ Inversiones Financieras S.A. to keep a simultaneous majority stake in Banco de Chile and Banco de A. Edwards, as per what provided under article thirty-five bis of the General Bank Law.

ELEVEN: COMMITMENT OF THE PARTIES

The parties hereto hereby undertake to perform the necessary steps and to subscribe the private and public deeds required after the subscription of this Purchase contract, aimed at complying with the provisions therein, that is to say, transferring the shares subject matter of this contract and Buyer acquiring a majority stake in Banco de Chile.

TWELVE: FULFILLMENT OF PROMISE TO SELL

12.1 The parties hereby place on record fulfillment, within the term falling due on April 20, 2001 according to the promise to Sell, of the condition the execution of this Purchase contract was subject to, consisting in the adoption of an agreement reached by the absolute majority of shareholders on occasion of a special shareholders meeting of SM Chile and Banco de Chile, by virtue of which the current major stockholders shall be subject to the special situation established under transitory article ten in Law
      19.705 allowing them to freely transfer their shares rather than being restricted by provisions under article 199 in Law 18.045. These two agreements were adopted on occasion of special meeting of shareholders held on March 20, 2001, the minutes of which were duly abridged to public deeds dated March 22 and 23, 2001 at the Notary Public's office of Mr. Rene Benavente Cash.

12.2 Likewise, the parties hereto hereby warrant and represent that all and every suspensive condition in the purchase contract as provided under the Promise to Sell have been duly complied with. Moreover, the parties hereby represent that the Promise to Sell has been entirely fulfilled through subscription of this Purchase contract; the parties also declare the widest reciprocal termination to the negotiations between the parties, the closing and Promise to Sell, both contractually and extra-contractually.

THIRTEEN: JOINT AND SEVERAL LIABILITY

For the purposes of ensuring and securing the obligations arising out of this contract, the parties specified hereinbelow undertake a joint and several liability regarding the fulfillment of such obligations: Consorcio Financiero S.A. hereby undertakes the capacity of joint and several debtors of the following parties being members of the so-called Grupo Consorcio: Consorcio Financiero S.A.; Compania de Seguros de Vida Consorcio Nacional de Seguros S.A.; Compania de Seguros de Vida Vitalis S.A.; Compania de Seguros Generales Consorcio Nacional de Seguros S.A.; Carlos Larrain Pena; Luis Alberto Fernandez Leon; Maria Eliana Riesco Zanartu; Carlos Ricardo Cruzat Irarrazabal; Maria Amanda Sara

Irarrazabal Larrain; Inversiones y Rentas Santa Iris Limitada; la Sucesion de Don Carlos Cruzat Paul and Inversiones San Andres Limitada.

FOURTEEN: SEVERABILITY

The nullity, ineffectiveness or unenforceability of any of the clauses or provisions herein or portion thereof shall not affect this contract or further clauses or provisions, all of which shall remain in full force and being enforced as provided, unless dealing with one of the critical elements of this contract, in which case what provided by the law shall become applicable.

FIFTEEN: EXPENSES

All and every notarial expenses required for the purposes of the execution of this document and registrations, records and notifications thereof shall be born by the parties on identical proportions.

SIXTEEN: NOTIFICATIONS

16.1 Every notification or communication that should take place between the parties as a result of this Purchase contract shall be construed as completed once representatives receive a written communication, either personally or through registered mail, in both cases, regardless of a further fax communication, at their domicile and fax number:

      Selling party: Mr. Patricio Parodi Gil, domiciled at # 180 El Bosque Sur Avenue, floor 3, Las Condes district, Fax No. 230-4545; cc to Alcaino, Rodriguez & Sahli Limitada, a legal firm, Attn.: Mr. Alfredo Alcaino de Esteve and Mr. Eduardo Rodriguez del Rio, domiciled at # 206 Bandera Street, floor 7, Santiago, fax No. 699-0217.

      Buying party: Mr. Francisco Perez Mackenna and/or Mr. Luis Fernando Antunez Bories, both of them domiciled at # 20 Enrique Foster Sur, floor 14, Las Condes district, Fax No. 245-6240; cc to Edmundo Eluchans y Compania, a legal firm, Attn.: Mr. Edmundo Eluchans and Mr. Felipe Cruzat, domiciled at # 178 Miraflores Street, floor 16, Santiago, fax No. 638-8571; and Quinenco S.A.'s counsel, Mr. Manuel Jose Noguera, domiciled at # 20 Enrique Foster Sur, floor 16, Las Condes district, fax No. 245-6240.

16.2 Any change respect of the representative authorized to reception communications with hereinto requested data shall be communicated as prescribed in this clause.

16.3 Notifications shall be deemed as completed, if delivered personally, on the day of actual delivery and, in case of registered mail, five days as of actual dispatch.

SEVENTEEN: ARBITRATION

17.1 Any doubt or disagreement arising between the parties as a result of this contract, regarding construction, fulfillment, effectiveness, termination thereof or any other cause related thereto shall be settled by means of an arbitration, as provided under the Arbitration Center Regulation of the Santiago Chamber of Commerce, the provisions of which are evidenced in a public deed dated December 10, 1992, granted at the Santiago Notary Public's office of Mr. Sergio Rodriguez Garces, modified by means of a public deed published on August 18, 1995, granted at the Notary Public's office of Mr. Raul Undurraga Lazo and modifications thereto, which are an integral part of this clause, and which the parties hereby declare to know and accept.

17.2 The parties hereby appoint Mr. Patricio Figueroa Velasco as the relevant arbitrator, in absence of which shall act Mr. Claudio Illanes Rios.

17.3 In the event neither of the aforementioned arbiters is willing or shall undertake such responsibility, the parties hereby grant a special and irrevocable power of attorney to the Santiago Chamber of Commerce to appoint the relevant arbiter. In this case, either party shall be entitled to challenge, with no justification whatsoever, up to three (3) persons who are eligible as arbiters according to the Santiago Chamber of Commerce.

17.4 No recourse shall be applicable against the resolutions issued by the arbitrator, as a result of which both parties hereby expressly waive such actions, except for the motions for clarification, modification or amendment and appeal (queja). The arbitrator shall be specially entitled to settle any matters related to its jurisdiction and/or competence.

17.5 At all events, Sellers shall have the right to opt, at their own discretion, for undertake the actions for collecting the price balance and executing the collateral and personal securities securing it before the arbitration court or the ordinary courts of law and Buyer hereby expressly waives any proceeding or action or judicial motion aimed at restricting or acting as a deterrent for the exercise of this right from Sellers.

EIGHTEEN: APPLICABLE LAW AND DOMICILE

This contract shall be ruled and construed as per the laws of the Republic of Chile. For all the purposes related thereto, the parties hereby establish their special domicile in the city and district of Santiago and, except for what provided under paragraph 17.5, they shall be subject to the arbitration jurisdiction agreed herein.

NINETEEN: STATEMENT OF ABILITY AND REPRESENTATIONS

All and every appearing party hereby warrant and represent to count on the necessary powers to subscribe this Purchase contract, agree upon the several provisions and clauses thereof and to undertake the rights and obligations arising hereof for the parties they act on behalf of. Furthermore, they represent that this contract counts on the necessary corporate authorizations, if required.

TWENTY: SPECIAL POWER OF ATTORNEY

The bearer of an authenticated duplicate of this deed shall be entitled to request the relevant inscriptions, annotations, registrations and subregistrations that may be required.

TWENTY-ONE: REPRESENTATIONS

It is hereby placed on record that: a) The power of Mr. Juan Bilbao Hormaeche and Mr. Patricio Parodi Gil to act on behalf of Consorcio Financiero S.A.; Compania de Seguros de Vida Consorcio Nacional de Seguros S.A.; Compania de Seguros de Vida Vitalis S.A.; Compania de Seguros Generales Consorcio Nacional de Seguros S.A.; Carlos Larrain Pena; Luis Alberto Fernandez Leon; Maria Eliana Riesco Zanartu; Carlos Ricardo Cruzat Irarrazabal; Maria Amanda Sara Irarrazabal Larrain; Inversiones y Rentas Santa Iris Limitada; la Sucesion de Don Carlos Cruzat Paul and Inversiones San Andres Limitada is evidenced in public deeds granted on January 17, 2001 granted at the Santiago Notary

Public's Office of Mr. Patricio Raby Benavente and March 22, 2001, granted at the Santiago Notary Public's Office of Mr. Aliro Veloso Munoz; b) The power of Mr. Andronico Luksic Craig to act on behalf of LQ Inversiones Financieras S.A., Quinenco S.A. and Inversiones Hidrosur Limitada is evidenced in public deeds granted on January 26, 2001 and January 31, 2001 respectively, at the Santiago Notary Public's Office of Mr. Rene Benavente Cash. The aforementioned powers of attorney are not attached hereto for the partSies and the authenticating Notary Public are well acquainted therewith and at the express request thereof.

In witness whereof, the parties read and the authenticating Notary Public sign this instrument with one single effect on the date of the preamble hereof. Counterparts are made available.

In witness whereof I have hereunto affixed my hand and seal.

Juan Bilbao Hormaeche - Patricio Parodi Gil - Andronico Luksic Craig - Andres Rubio Flores - Notary Public.


(Signature Illegible)
---------------------

This counterpart is a faithful copy of the original document
Santiago, March 27, 2001

                                    EXHIBIT A

           BANCO DE CHILE STOCK PURCHASE CONTRACT - LQ TO GRUPO PENTA

------------------------------------------------------------------------------------------------------------------------------------
TAX ID                                SERIES             SERIES              SERIES               SERIES            BANCO
  No.      SHAREHOLDER                   A      TITLE       B       TITLE       D       TITLE        E      TITLE   DE CHILE  TITLE
------------------------------------------------------------------------------------------------------------------------------------
           Cia. De Seg. De Vida
           Consorcio Nacional de
           Seguros S.A.
------------------------------------------------------------------------------------------------------------------------------------
           Cia. De Seguros
           Generales Consorcio
           Nacional de Seguros
------------------------------------------------------------------------------------------------------------------------------------
           Cia. De seguros de
           Vida Vitalis S.A.
------------------------------------------------------------------------------------------------------------------------------------
           Consorcio Financiero
           S.A.
------------------------------------------------------------------------------------------------------------------------------------
           Carlos Larrain Pena
------------------------------------------------------------------------------------------------------------------------------------
           Luis Alberto
           Fernandez Leon
------------------------------------------------------------------------------------------------------------------------------------
           Maria Elena Riesco
           Zanartu
------------------------------------------------------------------------------------------------------------------------------------
           Carlos Cruzat
           Irarrazabal
------------------------------------------------------------------------------------------------------------------------------------
           Maria A. Sara
           Irarrazabal Larrain
------------------------------------------------------------------------------------------------------------------------------------
           Inversiones y Rentas
           santa Iris Ltda.
------------------------------------------------------------------------------------------------------------------------------------
           Sucesion Carlos
           Cruzat Paul
------------------------------------------------------------------------------------------------------------------------------------
           Inversiones San
           Andres Ltda.
------------------------------------------------------------------------------------------------------------------------------------
Total shares
------------------------------------------------------------------------------------------------------------------------------------
Total to be acquired
------------------------------------------------------------------------------------------------------------------------------------

                                    EXHIBIT B

Definitions

P = principal owed in UF as of advance payment date

i = price balance interest (8.5 per year, based on a 360-day year)

ip = advance payment interest (7.4 per year, based on a 360-day year)

q = P portion paid on an advanced basis

z = number of days elapsed as of last payment of interests

ID = accrued and unpaid interests until advance payment date corresponding to the principal portion paid on an advanced basis

y = number of days elapsed from advance payment date until day 720

CP = advance payment penalty

CT = total amount paid expressed in UF

P' = new principal owed in UF

Formulas

ID = P x q [(1 + i)(z/360) - 1]

CP = P x q (1 + i)(y/360) - (P x q)
     -------------------
      (1 + ip)(y/360)

CT = P x q + ID + CP (should advance payment occurs 18 months prior to Promise to sell)

CT = P x q + ID (should advance payment occurs 18 months after Promise to sell)

P' = P x (1 - q)

[Signatures illegible]

EXAMPLE:

Should UF 100,000 be paid in advance on day 60 of the contract and P = UF
250,000

Then q = 100,000 0.4
         -------
         250,000

ID = 250,000 x 0.4 x (1.085)(60/360) - 100,000

ID = UF 1,369

CP = 100,000 x (1.085)(660/360) - 100,000
     --------------------------
           (1.074)(660/36)

CP = UF 1.886

CT = 100,000 + 1,369 + 1,886

CT = UF 103,255

P' = 250,000 x (1 - 0.4)

P' = 150,000

[Signatures illegible]

                                   CERTIFICATE

I hereby certify that the document hereinabove contains 4 pages only written on the front and is a faithful duplicate of the document attached to the end of the records kept by this Notary's Office under No. 112, corresponding to March 2001 and that is formalized by virtue of what provided under the public deed accounting to the Stock Purchase contract of Sociedad Matriz Banco de Chile S.A. and Banco de Chile, Joint and several guarantee and Stock Pledge, LQ Inversiones Financieras S.A. et al and Empresas Penta S.A. et al, granted on March 27, 2001, Record No. 1084 / 2001.

Santiago de Chile, March 27, 2001.

[Stamp: ANDRES RUBIO FLORES
NOTARY PUBLIC
8th NOTARY PUBLIC'S OFFICE OF
SANTIAGO - Signature Illegible].

                 PLEDGE AND PROHIBITION NOTICE AND REGISTRATION

The authenticating Notary Public hereby notifies and registers the pledge and prohibition provided by means of a public deed granted in his presence on March 27, 2001, Record No. 1084 / 2001, whereby it is certified that LQ INVERSIONES FINANCIERAS S.A. bought the shares specified hereinbelow from the convetionnally denominated Grupo Consorcio detailed hereinafter: Consorcio Financiero S.A.; Compania de Seguros de Vida Consorcio Nacional de Seguros S.A.; Compania de Seguros de Vida Vitalis S.A.; Compania de Seguros Generales Consorcio Nacional de Seguros S.A.; Carlos Larrain Pena; Luis Alberto Fernandez Leon; Maria Eliana Riesco Zanartu; Carlos Ricardo Cruzat Irarrazabal; Maria Amanda Sara Irarrazabal Larrain; Inversiones y Rentas Santa Iris Limitada; la Sucesion de Don Carlos Cruzat Paul and Inversiones San Andres Limitada. Shares: 61.056 shares of SM Chile - Series A; 560,889,435 shares of SM Chile - Series B; 8,867,490 shares of SM Chile - Series D; 2,257,128 shares of SM Chile - Series E; which are evidenced under titles No.: 1009497-06; 1056010-01; 38975-07; 30043-08.
Likewise, Buyer hereby grants a commercial pledge on the aforementioned shares and a prohibition to encumber and transfer them without the prior authorization in writing from Sellers for the purposes of securing all and every principal and accessory obligations undertaken by Buyer by virtue of the aforementioned contract, particularly, payment of the price balance, the adjustments, regular interests, interests on arrears and costs, as per the terms and conditions and modalities specified under such deed.

Notary Public hereby places on record that he hereby makes available an authenticated counterpart of the deed specified hereinabove

This act has been carried out at the request of pledgee.

Santiago de Chile, March 27, 2001

[Stamp and Signature]
Notary Public's Office of Andres Rubio Flores

                                   CERTIFICATE

I hereby certify that on today's date, March 27, 2001, I made available at the premises of Banco de Chile, located at # 251 Ahumada Street, Santiago, at the Shares Department, an authenticated photocopy of the document called Termination and Liquidation of SM Chile Shareholders Agreement, dated Santiago de Chile, March 27, 2001, which was attached to Book 2, Sheet 359, with my notarial stamp. Following, I provided the Head of the Shares Department, Mr. Walter Kaufmann Cabiol with an authenticated counterpart of the Public Deed hereinabove, dated March 27, 2001, record No. 1084, certifying the stock sale carried out by the group referred to as Grupo Consorcio to LQ Inversiones Financieras S.A., for the purposes of undertaking the corresponding transfer and issue of the new titles to the name of Buyers.

Following, I notified and registered the Pledge and Prohibition evidenced in the aforesaid Public Deed, as per the terms specified at the back of such document, Pledge and Prohibition, the inscription of which was performed on Book 2, sheet 425 of the Attached book where record is placed on this type of encumbrances.

I hereby place on record that the aforementioned actions were carried out at the request of attorneys Messrs. Edmundo Eluchans Urenda and Alfredo Alcaino De Esteve.

Santiago de Chile, March 27, 2001.

[Stamp: ANDRES RUBIO FLORES
NOTARY PUBLIC
8th NOTARY PUBLIC'S OFFICE OF
SANTIAGO - Signature Illegible].

[Stamp: BANCO DE Chile
MARCH 27, 2001
Signature Illegible].